4
1
<SROS>NASD
<REPORTING-OWNER>
  0001185260
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  LSB BANCSHARES, INC.
  0000714530
  <IRS-NUMBER>56-1348147
</SUBJECT-COMPANY>
<PERIOD>03/27/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   LOWE,            ROBERT        F.
   110 Sequoia Dr.


   Lexington, NC  27292
2. Issuer Name and Ticker or Trading Symbol
   LSB BANCSHARES, INC. (LXBK)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   3/27/03
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [X] Officer (give title below) [X] Other (specify below)
   CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  03/27/03    P        544.0000      A  $15.7900     41,644.0000    D  Direct
Common Stock                                                                                     5,818.6914     I  Deferred Trust
Common Stock                                                                                     12,500.0000    I  by Daughter Trust

Common Stock                                                                                     1,153.5249     I  by Mother-in-Law
Common Stock                                                                                     8,177.0977     I  by Self IRA Trust

Common Stock                                                                                     10,023.0000    I  by Son Trust
Common Stock                                                                                     8,650.0000     I  by Spouse

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $9.7280                                                                                 05/11/03
to buy)
Incentive Stock Option (right  $11.5200                                                                                05/04/05
to buy)
Incentive Stock Option (right  $12.8000                                                                                05/10/04
to buy)
Incentive Stock Option (right  $13.0000                                                                                05/24/06
to buy)
Incentive Stock Option (right  $13.5500                                                                                05/21/11
to buy)
Incentive Stock Option (right  $15.0630                                                                                05/09/10
to buy)
Incentive Stock Option (right  $15.2000                                                                                05/21/07
to buy)
Incentive Stock Option (right  $17.2400                                                                                05/30/12
to buy)
Incentive Stock Option (right  $20.0000                                                                                05/11/09
to buy)
Incentive Stock Option (right  $20.7500                                                                                06/09/08
to buy)
Non-Qualified Stock Option     $9.7280                                                                                 05/11/03
(right to buy)
Non-Qualified Stock Option     $11.5200                                                                                05/04/05
(right to buy)
Non-Qualified Stock Option     $12.8000                                                                                05/10/04
(right to buy)
Non-Qualified Stock Option     $13.0000                                                                                05/24/06
(right to buy)
Non-Qualified Stock Option     $13.5500                                                                                05/21/11
(right to buy)
Non-Qualified Stock Option     $15.0630                                                                                05/09/10
(right to buy)
Non-Qualified Stock Option     $15.2000                                                                                05/21/07
(right to buy)
Non-Qualified Stock Option     $17.2400                                                                                05/30/12
(right to buy)
Non-Qualified Stock Option     $20.0000                                                                                05/11/09
(right to buy)
Non-Qualified Stock Option     $20.7500                                                                                06/09/08
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right            Common Stock                   19,213.0000               19,213.0000   D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   5,937.0000                5,937.0000    D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   3,906.0000                3,906.0000    D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   3,750.0000                3,750.0000    D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   6,000.0000                6,000.0000    D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   5,228.0000                5,228.0000    D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   11,920.0000               11,920.0000   D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   6,160.0000                6,160.0000    D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   5,562.0000                5,562.0000    D   Direct
to buy)
Incentive Stock Option (right            Common Stock                   9,234.0000                9,234.0000    D   Direct
to buy)
Non-Qualified Stock Option               Common Stock                   316.0000                  316.0000      D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   13,593.0000               13,593.0000   D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   15,625.0000               15,625.0000   D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   8,750.0000                8,750.0000    D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   4,000.0000                4,000.0000    D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   4,772.0000                4,772.0000    D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   580.0000                  580.0000      D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   3,840.0000                3,840.0000    D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   4,438.0000                4,438.0000    D   Direct
(right to buy)
Non-Qualified Stock Option               Common Stock                   766.0000                  766.0000      D   Direct
(right to buy)

Explanation of Responses:


SIGNATURE OF REPORTING PERSON
/S/ LOWE,            ROBERT        F.
DATE 03/28/03